                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                             OPTIMAL ROBOTICS CORP.
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                    68388R208
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                                 (CUSIP Number)

                                    12/31/03
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ]  Rule 13d-1(b)

         [   ]  Rule 13d-1(c)

         [   ]  Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 68388R208
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
(1)   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BANK ONE CORPORATION, I.R.S. NO. 31-0738296

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(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a)      [ ]
         (b)      [ ]

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(3)   SEC USE ONLY

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(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                                                        Illinois

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             NUMBER OF                      (5)  SOLE VOTING POWER                                 855,770

              SHARES
                                            --------------------------------------------------------------
           BENEFICIALLY                     (6)  SHARED VOTING POWER                                     0

             OWNED BY
                                            --------------------------------------------------------------
               EACH                         (7)  SOLE DISPOSITIVE POWER                            855,770

             REPORTING
                                            --------------------------------------------------------------
              PERSON                        (8)  SHARED DISPOSITIVE POWER                                0

               WITH:
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(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                 855,770

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(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                       [ ]

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(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                               5.7%

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(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                       HC

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


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                                  SCHEDULE 13G


Item 1 (a).       Name of Issuer:                                               OPTIMAL ROBOTICS CORP.

Item 1 (b).       Address of Issuer's Principal Executive Offices:              4700 de la Savane, Suite 101
                                                                                Montreal, Quebec, Canada

Item 2 (a).       Name of Person Filing:                                        BANK ONE CORPORATION

Item 2 (b).       Address of Principal Office or, if none, Residence:           One First National Plaza
                                                                                Chicago, IL  60670

Item 2 (c).       Citizenship:                                                  Not Applicable

Item 2 (d).       Title of Class of Securities:                                 Class A Common Stock

Item 2 (e).       CUSIP Number:                                                 68388R208

Item 3.           If this Statement is Filed Pursuant to Rules 240.13d-1 (b), or 240.13d-2 (b) or (c),
                  check whether the person filing is a:

                  (a) [ ]  Broker or dealer registered under Section 15 of the Act;

                  (b) [ ]  Bank as defined in section 3(a)(6) of the Act;

                  (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act;

                  (d) [ ]  Investment company registered under section 8 of the Investment Company Act;

                  (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ]  An employee benefit plan or endowment fund in accordance with Section
                           240.13d-1(b)(1)(ii)(F);

                  (g) [X]  A parent holding company or control person in accordance with Section
                           240.13d-1(b)(ii)(G);

                  (h) [ ]  A savings association as defined in Section 3(b) of the Federal Deposit
                           Insurance Act (12 U.S.C. 1813);

                  (i) [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

                                  SCHEDULE 13G

Item 4.  Ownership:

         (a) Amount Beneficially Owned:                                  855,770

         (b) Percent of Class: 5.7%

         (c) Number of shares as to which the person has:

              (i)   sole power to vote or direct the vote:               855,770

              (ii)  shared power to vote or direct the vote:                   0

              (iii) sole power to dispose or direct the disposition of:  855,770

              (iv)  shared power to dispose or direct the disposition of:      0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                                                             [ ]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary which acquired the Security being Reported on by the Parent Holding Company.

         One Group

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

                                  SCHEDULE 13G

Item 10. Certification.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 9, 2004

         BANK ONE CORPORATION

         By:  /s/ David J. Kundert
              -----------------------------------------------------
              Name:   David J. Kundert
              Title:  Executive Vice President